Exhibit 99.2

CITIGROUP MANAGED FUTURES LLC

(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)

Statement of Financial Condition

December 31, 2007

(With Report of Independent Registered Public Accounting Firm Thereon)

27609

Report of Independent Registered Public Accounting Firm

The Board of Directors and Member

Citigroup Managed Futures LLC:

We have audited the accompanying statement of financial condition of Citigroup Managed Futures LLC (the Company), including the schedule of investments, as of December 31, 2007. This statement of financial condition is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit of a statement of financial condition includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit of a statement of financial condition provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Citigroup Managed Futures LLC as of December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG

April 17, 2008

CITIGROUP MANAGED FUTURES LLC

(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)

Statement of Financial Condition

December 31, 2007

Assets
Investments in affiliated limited partnerships	$41,365,673
Receivable from affiliated limited partnerships	1,468,711
Receivable from other affiliates	74,126,982
Total assets	$116,961,366

Liabilities and Member’s Capital
Accounts payable and accrued liabilities	$—
Total liabilities	—
Member’s capital	174,961,366
Less note receivable from member	(58,000,000)
Total member’s capital	116,961,366
Total liabilities and member’s capital	$116,961,366

See accompanying notes to statement of financial condition.

Purchasers of Redeemable Units will acquire no interest in Citigroup Managed Futures LLC

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CITIGROUP MANAGED FUTURES LLC

(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)

Schedule of Investments

December 31, 2007

	Fair Value	% of member’s capital
Investments in affiliated limited partnerships:
Citigroup Diversified Futures Fund L.P.	$8,858,151	7.57%
Smith Barney AAA Energy Fund L.P.	5,860,931	5.01
Salomon Smith Barney AAA Energy Fund L.P. II	5,850,539	5.00
Smith Barney Diversified Futures Fund L.P. II	3,126,798	2.67
Salomon Smith Barney Global Diversified Futures Fund L.P.	3,100,473	2.65
Salomon Smith Barney Diversified 2000 Futures Fund L.P.	2,584,296	2.21
Smith Barney Warrington Futures Fund L.P.	2,288,147	1.96
Citigroup Abingdon Futures Fund L.P.	1,806,742	1.55
Salomon Smith Barney Fairfield Futures Fund L.P.	1,390,458	1.19
Smith Barney Potomac Futures Fund L.P.	1,147,659	0.98
Smith Barney Tidewater Futures Fund L.P.	1,139,910	0.98
Salomon Smith Barney Orion Futures Fund L.P.	914,656	0.78
Smith Barney Bristol Energy Fund L.P.	695,090	0.60
Citigroup Fairfield Futures Fund L.P. II	636,359	0.55
Smith Barney Diversified Futures Fund L.P.	542,575	0.46
Smith Barney Westport Futures Fund L.P.	373,342	0.32
Hutton Investors Futures Fund L.P. II	364,822	0.31
Smith Barney Global Markets Futures Fund	294,238	0.25
Citigroup Emerging CTA Portfolio L.P.	162,795	0.14
Smith Barney Mid-West Futures Fund L.P. II	86,223	0.07
Shearson Select Advisors Futures Fund L.P.	71,555	0.06
Shearson Mid-West Futures Fund	69,914	0.06
	$41,365,673	35.37%

See accompanying notes to statement of financial condition.

Purchasers of Redeemable Units will acquire no interest in Citigroup Managed Futures LLC

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CITIGROUP MANAGED FUTURES LLC

(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)

Notes to Statement of Financial Condition

December 31, 2007

(1)	Organization

Citigroup Managed Futures LLC (the Company or CMF) is a wholly owned subsidiary of Citigroup Global Markets Holdings Inc. (CGMHI). CGMHI is a wholly owned subsidiary of Citigroup Inc. (Citigroup). The Company was organized and is authorized to act as a general partner for the management of investment funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission.

At December 31, 2007, the Company is the general partner for 25 domestic Limited Partnerships with total assets of $3,556,649,656, total liabilities of $82,949,573 and total partners’ capital of $3,473,700,083. The Company has a general partner’s liability, which is unlimited (except to the extent it may be limited by the limited partnership agreement) with respect to these Limited Partnerships.

The Limited Partnerships are organized to engage in the speculative trading of commodity futures contracts and other commodity interests. The Company’s responsibilities as the general partner to these Limited Partnerships are described in the various limited partnership agreements. The Company generally maintains an equity investment in the majority of Limited Partnerships.

The Company is also the trading manager for six offshore funds. As trading manager to these offshore funds, the Company will select trading advisors who in the trading manager’s opinion, have demonstrated a high degree of skill in trading commodity interest contracts to manage the assets of the funds. For these services, the Company receives management fees. The Company does not have an equity investment in these offshore funds.

(2)	Significant Accounting Policies

The statement of financial condition is prepared in accordance with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition. Estimates may vary from actual results.

Investments in Limited Partnerships are valued at the Company’s proportionate share of the net asset values as reported by the Limited Partnerships and approximate fair value. The Limited Partnerships value positions at the closing market quotations and through other fair valuation procedures at each financial reporting period, including the last business day of the year.

Under the terms of each of the limited partnership agreements for which CMF is a general partner, the Company is solely responsible for managing each of the partnerships. Other responsibilities are disclosed in each limited partnership agreement. The Company normally makes a capital contribution to each Limited Partnership. The limited partnership agreements generally require the general partner to maintain a cash investment in the Limited Partnerships equal to the greater of (i) an amount which will entitle the general partner to an interest of 1% in each material item of partnership income, gain, loss, deduction or credit or (ii) the greater of (a) 1% of the aggregate capital contributions of all partners or (b) $25,000. While CMF is the general partner thereof, the Company may not reduce its percentage interest in such Limited Partnerships to less than such required level, as defined in each limited partnership agreement.

Consistent with the limited partnership agreements, the Company had a net worth requirement which was effectively capped at the greater of $1,000,000 or the amount which the Company is advised by counsel as necessary or advisable to ensure the Limited Partnerships to which it is the general partner are taxed as partnerships for federal income tax purposes. This requirement was met at December 31, 2007.

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CITIGROUP MANAGED FUTURES LLC

(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)

Notes to Statement of Financial Condition

December 31, 2007

Receivables from affiliated limited partnerships pertain to management fees and other receivables for services rendered as well as amounts receivable as a result of the Company paying organization, offering and other costs on behalf of the Limited Partnerships. Costs pertaining to organization and offering are reimbursed by the Limited Partnerships to the Company over a period varying from twelve to forty-eight months or as interest income is earned by a Limited Partnership in accordance with the Limited Partnership’s prospectus. The offering costs reimbursable at December 31, 2007 were $511,031. Repayment of these costs is not contingent upon the operating results of the Limited Partnerships. In addition, as general partner, the Company earns monthly management fees from the Limited Partnerships as defined by the limited partnership agreements. Management fees receivable and other receivables at December 31, 2007 were $820,902 and $136,778, respectively, and are included in receivables from affiliated limited partnerships in the statement of financial condition.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. This accounting standard establishes a single authoritative definition of fair value and sets out a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and the interim periods within those fiscal years. The Company adopted SFAS No. 157 on January 1, 2008 and the application of this standard did not impact the financial statements; however, additional disclosures will be required about the inputs used to develop the measurements.

(3)	Note Receivable from Member

The note receivable from member consists of a $58,000,000 demand note dated June 22, 1994, which is non-interest bearing and is reflected as a reduction in member’s capital as of December 31, 2007. The demand note was issued to the Company by CGMHI.

(4)	Related Party Transactions

Substantially all transactions of the Company, including the allocation of certain income and expenses, are transacted with CGMHI, Limited Partnerships of which it is the general partner, and other affiliates. Receivables from other affiliates on the statement of financial condition represents amounts due from Citigroup Global Markets Inc., a wholly owned subsidiary of CGMHI, for interest income receivable and other receivables, which is offset by income taxes payable of $16,227,524.

As the Company is a member of a group of affiliated companies, it is possible that the terms of certain related party transactions are not the same as those that would result from transactions among wholly unrelated parties.

(5)	Income Taxes

For tax purposes, the Company is disregarded as an entity separate from its owner since it is wholly owned by CGMHI. Under a tax sharing agreement with CGMHI, the Company provides income tax expense, for financial reporting purposes, at an effective rate based on its expected share of Citigroup’s consolidated provision for income tax expense, which is included in the receivables from other affiliates balance on the statement of financial condition totaling $16,227,524.

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CITIGROUP MANAGED FUTURES LLC

(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)

Notes to Statement of Financial Condition

December 31, 2007

During the current year, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s financial statements to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions with respect to tax at the company level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that the adoption of FIN 48 had no impact on the operations of the Company for the year ended December 31, 2007.

The following are the major tax jurisdictions for the Company and the earliest tax year subject to examination: United States – 2004.

(6)	Member’s Capital

During the year, the Company declared and paid dividends of $6,000,000.

(7)	Concentrations of Investment in Affiliated Limited Partnerships

Each investment in affiliated limited partnerships was less than 10% of the total assets of the Company as of December 31, 2007.

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CITIGROUP MANAGED FUTURES LLC

(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)

Notes to Statement of Financial Condition

December 31, 2007

(8)	Financial Instruments Risk

In the normal course of its business, the Company, through the Company’s investments in affiliated limited partnerships (Funds), is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. The Funds may trade commodity options. Specific market movements of the commodities or future contracts underlying an option cannot accurately be predicted. The purchase of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. These instruments may be traded on an exchange or over-the-counter (OTC). Exchange traded instruments are standardized and include futures and certain options contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Funds due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange-traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Funds’ risk of loss in the event of counterparty default is typically limited to the amounts recognized as unrealized appreciation in the statements of financial condition and not represented by the contract or notional amounts of the instruments. The Company, through the Company’s investment in the Funds, has concentration risk because the sole counterparty or broker with respect to the Funds’ assets is CGM.

The Company monitors and controls the Funds’ risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Funds are subject. These monitoring systems allow the Company to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Funds’ business, these instruments may not be held to maturity.

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